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                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE                                     http://www.promus.com


Contact: Bill Perocchi, Executive Vice President/Chief Financial Officer
                  (901) 374-6051

                  Gregg Swearingen, Vice President, Investor Relations
                  (901) 374-5468

Media:   Ruth Pachman or Michael Freitag, Kekst and Company
                  (212) 521-4800


                 WILLIAM L. PEROCCHI TO STEP DOWN AS PROMUS CFO;
                       DAN L. HALE NAMED AS HIS SUCCESSOR


MEMPHIS, December 15, 1998 -- Promus Hotel Corporation said today that Executive Vice President and Chief Financial Officer William L. Perocchi has announced his plans to leave the Company and that Dan L. Hale, the former Executive Vice President and Chief Financial Officer of USF&G, has been named as his successor. Mr. Hale's appointment is effective January 11, 1999. Mr. Perocchi will stay with Promus for a brief transition period after that date.

"I have been commuting from Phoenix to Memphis for the past year, following the merger of Promus and Doubletree, and after much thought have made the decision not to uproot my family to Memphis," Mr. Perocchi said. "The recent management changes, including the appointment of Norm Blake as CEO of Promus, have provided a natural period of personal assessment and review, and therefore have led me to take this step at this time."


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"I have a great deal of respect for Norm Blake as well as confidence in his ability to make Promus an even stronger organization with a focused strategy and an outstanding management team," Mr. Perocchi concluded.

Norman P. Blake Jr, chairman, president, and chief executive officer of Promus, said, "On behalf of all of us at Promus, I would like to thank Bill for his keen abilities and enthusiastic contribution to the Company and wish him well in the future.

"At the same time, I would like to extend a warm welcome to Dan Hale, a very talented executive with whom I have had the pleasure of working closely for many years at both USF&G and GE."

Mr. Hale, 54, has had a distinguished career as a senior level financial services executive. During his tenure at USF&G he was instrumental in effecting the Company's successful restructuring, first as Executive Vice President-Diversified Insurance and Investment Operations and then as Chief Financial Officer, a position he assumed in 1993. Before joining USF&G in 1991 he spent three years as president of Chase Manhattan Bank's global equipment leasing business. Mr. Hale began his career at General Electric Company, and over a 20-year period held increasingly responsible positions at the parent company, at General Electric Capital Corporation, and at Kidder, Peabody Group.

"I am delighted to have the opportunity to join Norm Blake and an outstanding management team at Promus," Mr. Hale said. "Our primary objective will be to continue the profitable growth of this highly successful enterprise."

Mr. Hale received a BA in Economics from Yale University.

Promus Hotel Corporation (NYSE: PRH) is one of the world's premier lodging companies, with system-wide annual revenues of over $5 billion. The company operates, franchises or owns hotels throughout the United States and in Canada, Mexico and Latin America. It is the franchisor and operator of the Doubletree Hotels and Guest Suites, Embassy Suites, Homewood Suites, Club Hotels by Doubletree, Hampton Inn, Hampton Inn & Suites, Embassy Vacation Resort and Hampton Vacation Resort brands. The company also manages non-Promus branded hotels as well as facilities in its University Hotel & Conference Center division.